Exhibit 10.12

December 30, 2005

Irvine Sensors Corporation

3001 Red Hill Avenue

Costa Mesa, CA 92626

Attention: John J. Stuart, Jr.

Re: Irvine Sensors Corporation (the “Company”)

Ladies and Gentlemen,

The undersigned is the beneficial owner of [A] shares of common stock, $.01 par value, of the Company (the “Common Stock”), which includes [B] shares of Common Stock issuable upon exercise of options or warrants exercisable within 60 days. The undersigned understands that the Company is contemplating issuing to certain purchasers (the “Purchasers”) certain Future Priced Securities (as defined in NASD Rule IM-4350-1) pursuant to that certain Securities Purchase Agreement dated as of December 30, 2005 (the “Purchase Agreement”) and certain other related transaction documents (collectively, the “Transaction”). Pursuant to the rules and regulations of the Nasdaq Stock Market, the vote of the stockholders of the Company may be required in order for the Company to issue shares of Common Stock in excess of 20% of the shares of Common Stock outstanding immediately prior to the closing of the Transaction (the “Proposal”). The undersigned hereby irrevocably agrees with the Company to vote all of the shares of Common Stock owned by it and any entities affiliated with or controlled by it (other than shares in the Company’s Non-Qualified Deferred Compensation Plan and the Company’s Cash or Deferred & Stock Bonus Plan) (any such entities, the “Affiliates”) (including any shares of Common Stock acquired by the Affiliates after the date hereof) in any meeting of the stockholders of the Company or in any written consent in lieu of such a meeting in favor of the Proposal.

The undersigned acknowledges that the execution, delivery and performance of this letter agreement is a material inducement to the Purchasers to complete the Transaction and that the Purchasers (which shall be third party beneficiaries of this letter agreement with the power to enforce the same) and the Company shall be entitled to specific performance of the undersigned’s obligations hereunder.

The undersigned hereby represents and warrants that it has the power and authority to execute, deliver and perform this letter agreement, that the undersigned will indirectly benefit from the closing of the Transaction, and that as an indirect beneficiary of the Transaction the undersigned has received adequate consideration therefor. The undersigned further represents and warrants that it has the sole voting power with respect to such shares.

This letter agreement may not be amended or otherwise modified in any respect except in accordance with the Transaction documents. This letter agreement shall be construed and enforced in accordance with the laws of the State of Delaware, without regard to the principles of conflicts of laws.

Name: [NAME]

SCHEDULE OF MATERIAL DIFFERENCES

TO EXHIBIT 10.12

Name	A	B
Mel R. Brashears	725,000	725,000
Joseph Carleone	171,058	170,000
John C. Carson	641,728	629,227
Marc Dumont	108,142	104,000
Thomas M. Kelly	104,000	104,000
Volkan Ozguz	126,695	126,695
Clifford Pike	160,000	160,000
Frank P. Ragano	26,143	25,000
Robert Richards	449,860	409,000
John J. Stuart, Jr.	513,040	467,750
Chris Toffales	154,000	154,000